Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qorvo, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-195236 and No. 333-212601) on Form S-4 and (No. 333-201357 and No. 333-201358) on Form S-8 of Qorvo, Inc. of our reports dated May 21, 2018, with respect to the consolidated balance sheets of Qorvo, Inc. as of March 31, 2018 and April 1, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2018, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of March 31, 2018, which reports appear in the March 31, 2018 annual report on Form 10-K of Qorvo, Inc.
/s/ KPMG LLP
Greensboro, North Carolina
May 21, 2018